PROMISSORY NOTE

$30,000,000
 March 31, 2008
 Newport Beach, California

1.           Principal.

For value received, in installments as herein provided, EMERITUS CORPORATION, a Washington corporation (as “Maker”), promises to pay to the order of NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (as “Holder”), by wire transfer or ACH (Automated Clearing House) only, the principal sum of Thirty Million Dollars ($30,000,000) (the “Loan”), or so much thereof as shall from time to time be outstanding hereunder, together with accrued interest from the date hereof on the unpaid principal at a per annum rate equal to Seven and one-quarter percent (7.25%) (the “Basic Interest”).

2.	Disbursements.

Concurrently with Maker’s execution and delivery of this Note, the principal amount of One Million Nine Hundred Eighty-Two Thousand Seven Hundred Seventy-Six and 84/100ths Dollars ($1,982,776.84) shall be disbursed by Holder on behalf of Maker directly to the payment of the prepayment premiums due from Maker under the Purchase Agreement (as hereinafter defined) in connection with the payoff of certain indebtedness encumbering the facilities known as Loyalton of Cape May and Loyalton of Joliet (the “Initial Advance”).  Provided that there is no Event of Default existing under this Note, Holder shall disburse the remaining principal amount of Twenty-Eight Million Seventeen Thousand Two Hundred Twenty-Three and 16/100ths Dollars ($28,017,223.16) to Maker on March 31, 2008 in accordance with the wire transfer instructions delivered by Maker to Holder (the “Supplemental Advance”).

3.	Maturity Date.

(a)           The unpaid principal balance hereof, together with all unpaid interest accrued thereon, and all other amounts payable by Maker hereunder, shall be due and payable on the fourth anniversary of the Closing Date (the “Maturity Date”).

(b)           In the event that the Closing has not occurred by April 4, 2008, the Supplemental Advance, together with any accrued and unpaid interest thereon, shall be due and payable by Maker to Holder within one (1) business day of Holder’s written demand therefore (the “Supplemental Advance Payment Date”); provided, however, so long as the Closing occurs on or before June 30, 2008, Holder shall be required to re-advance the Supplemental Advance to Maker on a date specified by written notice from Maker to Holder, which date shall be no later than one (1) Business Day prior to the agreed upon closing date.

(c)           In the event that the Closing has not occurred by June 30, 2008, the Initial Advance, together with all unpaid interest accrued thereon, and all other amounts payable by Maker hereunder, shall be due and payable by Maker to Holder within one (1) business day of Holder’s written demand therefor, after which neither Maker nor Holder shall have any further rights or obligations hereunder (the “Initial Advance Payment Date”).

(d)           As used herein, “Purchase Agreement” means that certain Purchase and Sale Agreement dated as of February 6, 2008 by and among Maker, as buyer, and Holder and its affiliates, as seller, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of March 25, 2008.  As used herein, “Closing” means the closing of the purchase and sale transaction contemplated under the Purchase Agreement. As used herein, “Closing Date” means the date on which the Closing occurs.

(e)           If any of the Maturity Date, the Initial Advance Payment Date or the Supplemental Advance Payment Date should fall on a day that is not a Business Day, payment of the outstanding principal shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

4.	Prepayment.

Provided that Maker has provided Holder with not less than one hundred eighty (180) nor more than two hundred forty (240) days’ prior written notice of its election to prepay principal amounts outstanding under this Note, Maker shall have the right prepay the Loan, in whole or in part, together with all accrued but unpaid interest and other sums owed to Holder hereunder, at any time prior to the Maturity Date. The provisions of this Section 4 shall not apply with respect to any prepayment of the Initial Advance or the Supplemental Advance on the Initial Advance Payment Date or the Supplemental Advance Payment Date, respectively,  in accordance with Section 3 hereof.

5.	Payments of Principal and Interest.

(a)	Commencing on the date hereof and continuing through the Maturity Date, the unpaid principal balance of the Loan shall accrue Basic Interest.

(b)
Commencing on the first day of the first month after the Closing Date and continuing on the 1st day of each calendar month thereafter until the Maturity Date, Maker shall make monthly payments of accrued Basic Interest only.

(c)	Except as otherwise provided in Section 3, the unpaid principal amount of this Note, together with all accrued and unpaid interest thereon, shall be all due and payable on the Maturity Date.

(d)
All payments of principal and interest due hereunder shall be made without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings from or on payments due from Maker (excluding taxation of the overall net income of Holder), which amounts shall be paid by Maker.  Maker will pay the amounts necessary such that the gross amount of the principal and interest received by Holder is not less than that required by this Note.  All stamp and documentary taxes, if any, shall be paid by Maker.  If, notwithstanding the foregoing, Holder pays such taxes, Maker will reimburse Holder for the amount paid.  Maker will furnish Holder official tax  receipts or other evidence of payment of all taxes.

(e)
Throughout the term of this Note, interest shall be calculated on the basis of a 360-day year with twelve (12) thirty day months.  If any payment of interest to be made by Maker hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

6.	Lawful Money.

Principal and interest are payable in lawful money of the United States of America.

7.	Applications of Payments; Late Charges.

(a)
Any payments received by Holder pursuant to the terms hereof shall be applied first to sums, other than principal and interest, due Holder pursuant to this Note, next to the payment of all interest accrued to the date of such payment, and the balance, if any, to the payment of principal.

(b)
Maker acknowledges that the late payment of any amount due hereunder will cause Holder to lose the use of such money and incur costs and expenses not contemplated under this Note, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain.  Therefore, (a) if any installment of interest and/or principal is not received by Holder within five (5) calendar days after the due date for such payment, then, in addition to the remedies conferred upon Holder pursuant to Paragraph 10 hereof, Maker shall thereafter pay to Holder on demand a late charge equal to five percent (5%) of the amount of all installments of interest and/or principal due under this Note and not paid on the due date; and (b) if any installment of interest and/or principal is not received by Holder within ten (10) calendar days after the due date thereof, then the amount due and unpaid shall bear interest at the lesser of the highest annual rate which may lawfully be charged and collected under applicable law on the obligation evidenced by this Note or an annual rate which shall be four percent (4%) higher than the Basic Interest (the “Agreed Rate”), computed from the date on which the amount was due and payable until paid.

8.	Event of Default.

The occurrence of any of the following shall be deemed to be an event of default (“Event of Default”) hereunder:

(a)
default in the payment of principal or interest (i) when due on the Maturity Date, or (ii) with respect to any other payment due, within five (5) days after the due date pursuant to the terms hereof; or

(b)
the occurrence of an Event of Default under that certain Second Amended and Restated Loan Agreement dated as of March 3, 2005 by and between Maker, as borrower, and Holder, as lender (as successor to Healthcare Realty Trust Incorporated, a Maryland corporation), as subsequently amended, pursuant to the terms and conditions of which a loan in the principal amount of Twenty-One Million Four Hundred Twenty-Six Thousand Dollars ($21,426,000) is due from Maker to Holder; or

(c)
the occurrence of an Event of Default under that certain Master Lease dated as of October 2, 2006 by and among Holder and its affiliates, as landlord, and Summerville at Camelot Place LLC, a Delaware limited liability company, Summerville at Hillen Vale LLC, a Delaware limited liability company, Summerville at Lakeview LLC, a Delaware limited liability company, Summerville at Ridgewood Gardens LLC, a Delaware limited liability company, Summerville at North Hills LLC, a Delaware limited liability company, and The Inn at Medina LLC, a Delaware limited liability company, collectively, as tenant; as amended by (i) that certain First Amendment to Master Lease dated as of December 1, 2006, (ii) that certain Second Amendment to Master Lease dated as of January 2, 2007, and (iii) that certain Third Amendment to Master Lease dated as of March 3, 2008; or

(d)	the occurrence, prior to the Closing Date, of a material default by Maker of its obligations under the Purchase Agreement and the expiration of any applicable notice and/or cure period thereunder.

9.	Remedies.

Upon the occurrence of an Event of Default and the expiration of any applicable cure period, then at the option of Holder, the entire outstanding balance of principal together with all accrued interest thereon shall, without demand or notice, immediately become due and payable.  Upon the occurrence of an Event of Default (beyond any applicable notice and/or cure period provided herein, as applicable, and so long as such Event of Default shall continue), the entire outstanding balance of principal together with all unpaid accrued interest shall bear interest at the Agreed Rate.  No delay or omission on the part of the Holder hereof in exercising any right under this Note shall operate as a waiver of such right.

10.	Waiver; Time is of the Essence.

Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note.  Maker further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any mortgage, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.  Time is of the essence in the payment of all obligations due under this Note.

11.	Notice.

Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the following address:

If to Maker:	Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention:  Mr. Eric Mendelsohn
      Senior VP - Corporate Development
Facsimile:  (206) 357-7388

With a copy to:	The Nathanson Group PLLC
One Union Square
600 University Street, Suite 2000
Seattle, Washington 98101-1195
Attention:  Randi S. Nathanson, Esq.
Facsimile:  (206) 623-1738

If to Holder:                                                      Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California  92660
Attn:  President and CFO
Facsimile:  (949) 759-6876

With a copy to:                                           Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1200
Newport Beach, California  92660
Attn:  Kevin L. Sherry, Esq.
Facsimile:  (949) 719-1212

Notice shall be deemed given on actual receipt or refusal of receipt regardless of the method of delivery used.  Each of such parties shall have the right to designate from time to time another address or facsimile number for purposes of this Note by written notice to the other parties sent in the manner set forth in this Paragraph 11.

12.           Attorneys’ Fees.

If this Note is not paid when due on the Maturity Date or if any other Event of Default occurs, Maker promises to pay all costs of enforcement and collection, including but not limited to, reasonable attorneys’ fees in connection with any action or proceeding brought to enforce the provisions hereof.

13.	Severability.

Every provision of this Note is intended to be severable.  In the event any term or provision hereof is declared by a court of competent jurisdiction, to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

14.	Interest Rate Limitation.

Holder and Maker stipulate and agree that none of the terms and provisions contained herein or in any of the loan instruments shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest or finance charge at a rate in excess of the maximum interest rate or finance charge permitted to be charged by the laws of the State of California.  In such event, if any Holder of this Note shall collect monies which are deemed to constitute interest or finance charge which would otherwise increase the effective interest rate or finance charge on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of California, all such sums deemed to constitute interest or finance charge in excess of such maximum rate shall, at the option of Holder, be credited to the payment of the sums due hereunder or returned to Maker.

15.	Number and Gender.

In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

16.	Headings.

Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

17.	Choice of Law.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

18.           Waiver of Jury Trial.

MAKER AND HOLDER, BY ITS ACCEPTANCE OF THIS NOTE, EACH HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM BROUGHT BY THE OTHER PARTY HERETO IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of  Maker and Holder acknowledges that this waiver is a material inducement for the making of the loan evidenced by this Note by Holder and the execution and delivery of this Note by Maker.  Maker and Holder will continue to rely on this waiver in their related future dealings.  Each of  Maker and Holder further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE.  In the event of litigation, this waiver may be filed as a written consent to a trial by the court.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.

“MAKER”

EMERITUS CORPORATION,
a Washington corporation

By:           /s/ Eric Mendelsohn
Name:                      Eric Mendelsohn
Title:                      SVP Corporate Dvelopment

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